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For Release 11/27

RADIAN ANNOUNCES CLOSE OF EXCHANGE OFFER

Radian Group, Inc. (NYSE: RDN) today announced that it has completed the exchange offer of its 7.75% Debentures due 2011, which were privately placed under Rule 144A for its 7.75% Debentures due 2011, that have been registered under the Securities Act of 1933. The offering expired at 5:00 p.m. eastern standard time, November 26, 2001. Holders of $249,000,000 aggregate principal amount of the privately-placed debentures exchanged a like amount of publicly registered debentures.

Radian Group Inc. is the parent company of Radian Guaranty Inc., Enhance Reinsurance Company, Asset Guaranty Insurance Company and ExpressClose.com. The company's products and services enable homebuyers to purchase homes more quickly and with smaller downpayments; protect lenders against loan default; lower the costs of mortgage origination and servicing; and provide insurance and reinsurance to investors in corporate, municipal and asset-backed securities.